EXHIBIT 99.2

Earnings Conference Call July 26, 2007

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 2nd quarter of 2007. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

First, I would like to address revenue for 2nd quarter 2007. It was $32.4 million, an increase of 75% over 2nd quarter 2006, and once again our strongest quarter ever. It was also our 18th consecutive positive quarter in terms of Operating Income and Cash Flow, with gross profit of 64% of revenue and an operating income of 29.1% of revenue.

Our backlog, or firm business, for Q3 as of today is $27.1 million. Backlog is defined as orders already shipped between July 1st, 2007, and today, plus firm purchase orders scheduled to ship before September 30, 2007. The results of Q2 2007 and the strong backlog announced today confirm once again that our strategies are working worldwide.

New accounts sold continued at a very high level. During the quarter, we sold an additional 631 new accounts, including 113 new banks, and 518 new Enterprise Security customers. This compares to the second quarter a year ago in which we sold 361 new accounts, including 46 banks and 315 Enterprise Security customers. We now have over 850 banks and over 5,300 Enterprise Security and E-commerce companies including corporations, federal, state and local governments as customers located in over 100 countries around the world.

Since the first quarter of 2003, VASCO has experienced steady, controlled, growth, and continued growing profitability. Over the past couple of years, this growth has occurred worldwide, from the America’s to EMEA to Asia. It would be inappropriate to put only one region in the spotlight. VASCO, its products and its people are finding success worldwide. In the United States, VASCO is building a substantial customer base in the banking sector and we are strengthening that presence. In Europe, our traditional stronghold, we are increasing our position. In fact, there are many countries in Europe where we have a dominant market share! VASCO is also going strong in Latin America and Asia. In brief, our market is exploding globally and our people are working hard to continue that trend.

As a company, we tend to be a bit modest most of the time, but we are very proud of what we have accomplished over the past 18 quarters. There are very few, if any, companies in our sector that are gaining market share as fast as VASCO. And we are starting to get recognition for that achievement. Last quarter, VASCO was honored for its strong growth and performance by some of the world’s leading media. Business Week ranked us 4th in their Top 100 Hot Growth Companies, Fortune Small Business Magazine ranked us 11th in their America’s 100 Fastest-Growing Small Public Companies list, and Crain’s Chicago Business listed us in their Fast 50 list of fastest growing Chicago-based companies. In addition, I had the pleasure to represent VASCO live on Bloomberg TV.

We expect that our worldwide growth will continue, with strong contributions from all geographical areas. To support our strategic growth, we are investing in a network of offices worldwide. Currently, we are in the process of opening offices in Tokyo, Japan, and Sao Paulo, Brazil. We are investing in those regions because we believe that we can generate significant business in both the banking and enterprise markets. Importantly, we will be working with local people who know the market, the culture, the language AND who possess the necessary local networks of decision makers in the banking and enterprise worlds.

Finally, I would like to comment about our R&D efforts. You should be aware that our R&D costs are among the lowest in our industry, contributing to the operating efficiency in our business model that I often talk about. Last year R&D costs were approximately 7% of our top line, and this year they continue at approximately that same level. Yet VASCO is one of the most prolific producers of new products in our industry year after year. In fact, during the first two quarters of 2007, VASCO launched over 10 new products. We can safely state that our R&D department is flourishing and that it is a major factor in our rapid growth.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan congratulations to you and your team on another fine quarter.

Comments by Jan Valcke:

Thank you, Ken.

Ladies and gentlemen, as you can see, VASCO is succeeding in combining strong revenue growth while improving its profit. This is a great accomplishment, because VASCO invests strongly in its growth.

The four pillars of VASCO’s success are, as always, the products, the markets, the people and the cash. I will give you an overview of the evolution of all four elements.

The products:

During Q2, we launched several new models of our Digipass client e-signature devices. Digipass 805, an easy to use one-button Digipass card reader for mass roll-outs in e-commerce and retail banking and Digipass 840, a “speaking” card reader for the blind.

During the fall, we will launch many more strong products, including our Identikey authentication server. In the Enterprise Security market, our strategy is clear. We enter a company through a remote access application, in order to secure employees who work outside the corporate firewall. We secure these people by developing “plug and play” packs and plug-ins that are compatible with the products of the world’s leading Internet and infrastructure vendors. Through remote access, we also enter the network security market, by securing people inside the corporate firewall, with products such as our smart card based password management application.

Afterwards, we enter the application security market, with a wide array of applications, based on VACMAN and Identikey. We expect that our authentication appliance aXs GUARD will prove to be the leading product in our offering for application security.

A couple of quarters ago, we launched our Digipass Plus outsourced service offering. I am proud to announce that Digipass Plus is already a success. In the US, Europe and Asia, banks, governments and ecommerce companies are deploying our Digipass Plus services. With Digipass Plus, VASCO proves again that it prefers business over hype.

The markets are the second pillar of VASCO’s success.

It is obvious that VASCO is having great success in banking market. The maturity of a number of markets, combined with some important government initiatives, puts VASCO in the right position to strengthen our market leadership. Online criminal activities aimed at the banking sector are no longer due to the efforts of publicity-craving individuals. Phishing, pharming, man-in-the-middle attacks and Trojan horses are currently used by organized crime organizations in order to make money. And their business is growing. That’s why so many financial institutions turn to VASCO for protection.

We also experience a growing number of attacks against smaller banks, whereas in the past the big banks were the fraudsters’ victim of preference. We help the SME-banks with our fraud detection services. They often ask us what they can do to prevent the PC’s of their customers becoming a possible security threat. We believe that our aXs GUARD authentication appliance is well positioned to solve that problem. We see that our recently launched VACMAN Middleware 3.0 is very well received in the Enterprise Security market. There is a lot of demand for VASCO’s Digipass Packs for small enterprises. With Digipass Pack, we bring banking level security to the SME market.

Our Enterprise Security network is getting stronger. VASCO’s 2-tier distribution channel, consisting of distributors and resellers, is active worldwide. We keep investing in our channel, with specialized trainings, support and counsel.

During Q2, we introduced the concept of VASCO ATCs or Authorized Training Centers. In order to qualify as a VASCO ATC, VASCO distributors have to follow a very intensive technical training course, resulting in the granted right to organize trainings in their home market authorized by VASCO.

The training courses organized by VASCO ATC’s prepare the resellers’ staff for the qualifying tests to reach VASCO Certified Engineer status. VASCO Certified Engineers will be in direct contact with the end user, installing and maintaining VASCO products at the customers’ premises.

Whereas the Enterprise Security channel is two-tier, our preferred partners in the b-to-b market are specialized resellers and integrators. The perfect back-end product for large enterprises is the before mentioned VACMAN Middleware 3.0 and – soon – Identikey.

The third crucial element in a company’s success is its employees.

VASCO is growing, and so is our need for more skilled people to support our growth. The VASCO school is one of the initiatives we have taken to assure a steady inflow of new recruits. We search for juniors all over the world and hire them after successful tests. They will follow intensive 9 month training in our offices in Wemmel, Belgium. Afterwards, they’ll return to their home market, in order to represent VASCO locally.

A year ago, it was not easy for VASCO to find enough skilled people and to integrate them quickly enough.

This situation has improved, due to several reasons:

•	the VASCO school

•	VASCO’s worldwide image as successful company and market leader

•	Our worldwide office network, allowing us to organize recruitment actions in many local markets

To sustain our growth, VASCO needs to recruit. We can safely state that this process is under control.

The cash, the fourth element, is Cliff Bown’s terrain.

All I can say is that we are able to finance our own growth. We are proud that we are able to report the most profitable quarter in VASCO’s history while we are investing strongly in the further reinforcement of our market leadership.

Thank you.

Ken Hunt Introduce Cliff Bown:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to all on the call.

As noted earlier by Ken, revenues for the second quarter of 2007 were $32.4 million, an increase of $13.9 million or 75% over the second quarter of 2006. For the first six months, revenues were $58.8 million, an increase of 83% over the comparable period in 2006.

The increase in revenue for the second quarter and first six months reflected significant increases from both the Banking and the Enterprise Security markets. Revenues in the second quarter of 2007 from the Banking and the Enterprise Security markets increased 76% and 67%, respectively. For the first six months of 2007, revenues from the Banking and the Enterprise Security markets increased 86% and 63%, respectively.

It should also be noted that the comparison of revenues was positively impacted by the weaker U.S. dollar in 2007. We estimate that revenues in the second quarter and first six months of 2007 were approximately $1.2 million and $2.2 million higher, respectively, than they would have been had the exchange rates in 2007 been the same as in 2006. In both periods, revenues were 4% higher, than they would have been had the exchange rates in 2007 been the same as in of 2006.

The distribution of our revenue in the second quarter of 2007 between our two primary markets was approximately 88% from Banking and 12% from Enterprise Security. This compares to 87% from Banking and 13% from Enterprise Security in Q2 2006.

For the first six months of 2007, 86% of our revenue was from Banking and 14% from Enterprise Security and compares to 85% from Banking and 15% from Enterprise Security for the first six months of 2006.

The geographic distribution of our revenue in the second quarter was approximately 65% from Europe, 8% from the U.S., 15% from Asia and the remaining 12% from other countries. For the second quarter of 2006, 61% of the revenue was from Europe, 14% was from the U.S., 5% from Asia and 20% was from other countries. It should be noted that revenue from each of the primary geographic areas increased in the second quarter 2007 as compared to the second quarter of 2006.

The geographic distribution of our revenue for the first six months of 2007 was similar to the distribution for the second quarter of 2007.

Gross profit as a percentage of revenue for the second quarter of both 2007 and 2006 was approximately 64%. For the first six months, gross profit as a percentage of revenue was 65% in 2007 compared to 66% in 2006.

The decrease in gross profit as a percentage of revenue for the first six months of 2007 compared to 2006 primarily reflects a change in mix of our revenues with a slightly higher percentage of revenues coming from the Banking market than from the Enterprise Security market and a decline in the gross margins of our lower margin card reader business. The decline in gross margins from these two factors was partially offset by an increase in the percentage of the business coming from non-hardware products and the strengthening of the Euro compared to the U.S. dollar. Our non-hardware revenues were 14% of total revenue for the first six months of 2007 and compares to 12% of total revenue for the first six months of 2006.

Operating expenses for the second quarter of 2007 were $11.2 million, an increase of $3.5 million or 44% from the second quarter of 2006. Operating expenses for the first six months of 2007 were $21.9 million, an increase of $7.6 million or 53% from the same period in 2006.

Operating expenses for the second quarter and first six months of 2007 included $462,000 and $905,000, respectively, related to stock-based incentive plans. Stock-based incentive plan expenses in the second quarter and first six months of 2006 were $430,000 and $712,000, respectively.

It should also be noted that the comparison of operating expenses in 2007 to 2006 was negatively impacted by the weaker U.S. dollar in 2007. We estimate that expenses were $616,000 or 6% higher for the quarter and $ 1.3 million or 6% higher for the first six months than they would have been had the exchange rates in 2007 been the same as in 2006.

For the second quarter, operating expenses increased by $2.2 million, or 49% in sales and marketing, $840,000 or 68% in research and development, and $243,000 or 12% in general and administrative when compared to the second quarter in 2006. The majority of the increase in the sales and marketing area were related to the Company’s increased investment in sales staff, increased investment marketing programs and higher depreciation costs, primarily related to the cost of training films developed in 2006. The increase in research and development was primarily attributable to increased compensation expenses, in part resulting from the acquisitions of Logico and Able in the second and fourth quarters of 2006, respectively. The increase in the general and administrative expense primarily reflected increased compensation expenses and recruiting costs, which were partially offset by a reduction in provisions for uncollectible accounts.

For the first six months of 2007, operating expenses increased by $4.3 million, or 51% in sales and marketing, $1.8 million or 84% in research and development, and $1.1 million or 31% in general and administrative when compared to the same period in 2006. The reasons for the increases in expense for the first six months are generally the same as for the second quarter.

Operating income for the second quarter of 2007 was $9.5 million, an increase of $5.4 million or 132% from the $4.1 million reported in the second quarter of 2006. For the first six months, operating income was $16.3 million in 2007, an increase of $9.3 million or 134% from the $7.0 million reported in 2006

Operating income as a percent of revenue, or operating margin, was 29.1% for the second quarter and 27.7% for the first six months of 2007. In 2006, our operating margins were 22.1% for the quarter and 21.7% for the first six months. The increase in operating margin is attributable to improved efficiency as reflected by a decline in operating expenses as a percentage of revenue, primarily in the sales and marketing and in the general and administrative line items.

The Company reported income tax expense of $2.7 million for the second quarter and $4.6 million for the first six months of 2007. The effective tax rate was 28% for both periods in 2007.

For 2006, the Company reported income tax expense of $1.4 million for the second quarter and $2.4 million for the first six months. The effective tax rate reported in 2006, including the impact of the charge for impairment of our investment in Secured Services, was 31.4% for the second quarter and 36% for the six month period ended June 30th. The effective tax rate excluding the impact of the impairment charge was 33.2% for both the quarter and first six months of 2006.

The effective rates for both 2007 and 2006 reflect our estimate of our full-year tax rate at the end of the second quarter in each period. The rate in 2007 is lower than 2006 as our estimate of the full-year tax rate in 2007 reflects increase earnings in the U.S. for which we have tax loss carryforwards. The benefit of those loss carryforwards has been fully reserved for reporting purposes in prior years.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $10.2 million for the second quarter and $17.8 million for the first six months of 2007. EBITDA was $5.6 million or 122% higher in the second quarter and $10.9 million or 158% higher than in the first six months of 2006.

The makeup of our workforce as of June 30, 2007 was 210 people worldwide with 116 in sales, marketing and customer support, 70 in research and development and 24 in general and administrative. The average headcount for the second quarter of 2007 was 64 persons or 45% higher than the average headcount for the second quarter of 2006. The average headcount for the first six months of 2007 was 62 persons or 46% higher than the average headcount for the same period in 2006.

The strength of our operating performance is also reflected in our balance sheet. Our net cash and working capital balances both increased from the prior quarter and prior year end. As of June 30, 2007, our net cash balance, which is defined as total cash less bank borrowings, was $26.0 million, an increase of $9.2 million, or 55% from $16.8 million at March 31, 2007 and an increase of $13.4 million, or 106%, from $12.6 million at December 31, 2006. As of June 30, 2007, our working capital balance was $37.8 million, an increase of $9.0 million, or 31% from $28.8 million at March 31, 2007 and an increase of $15.7 million, or 72%, from $22.1 million at December 31, 2006. Bank borrowings noted on the balance sheet at June 30, 2007 of $3.3 million were borrowed under the line of credit and relate solely to our hedging program. There was no impact on working capital from the hedging program as the additional cash was offset by short-term debt.

During the quarter our Days Sales Outstanding in accounts receivable decreased to 67 days as of June 30, 2007 from 81 days at March 31, 2007 and from 72 days at December 31, 2006. The decrease in DSO was primarily related to the timing of when sales were made in the quarter.

Now, I would like to turn the meeting back to Ken.

Comments on 3rd Quarter and Full-Year 2007 – Ken Hunt

First, I would like to comment again on order backlog for Q3 2007. As of this date, we have firm orders with shipments scheduled for the 3rd Quarter of approximately $27.1 million. Any new orders received before quarter’s end and shipped during the quarter would be additive to this number. This backlog shows the strength of our order flow, as it is 68% higher than the backlog going in to Q3 2006. In addition, the backlog is 45% higher than the $18.7 million in revenues reported for Q3 2006.

Today, we are also updating guidance for full-year 2007. As in the past, we only comment on annual numbers, not quarterly numbers.

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First, we are currently estimating that our full-year revenue will grow from 55% to 65% over full-year 2006. The current estimate represents a 20 percentage point increase from our previous estimate of 35% to 45% revenue growth in 2007 over 2006.

•	Second, we are maintaining our guidance that full-year gross margins will be in the range of 60% to 68% of revenue.

•

Finally, we are currently estimating that full-year 2007 operating income will be in the range of 23% to 30% of revenue. The current estimate represents a 5 percentage point increase from our previous estimate of 18% to 25%.

In summary, we are very pleased with our results for second quarter and first six months of 2007, and look forward to a strong performance for the remainder of the year. And, as always, you can rely on VASCO’s people to do their very best!

Q&A Session:

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please re-enter the queue after the answers to your initial questions have been given.

Operator